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                                                                      EXHIBIT 10
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                                                                      Exhibit 10

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


December 30, 1997


The Merger Fund
100 Summit Lake Drive
Valhalla, New York  10595

Re:      Registration Statement on Form N-1A
         Securities Act File No. 2-76969/
         Investment Company Act File No. 811-3445

Gentlemen:

         This will refer to the Registration Statement under the Securities Act of 1933 (File No. 2-76969) and Investment Company Act of 1940 (File No. 811-3445), filed by The Merger Fund (the "Fund"), a Massachusetts business trust, with the Securities and Exchange Commission and the further amendments thereto (the "Registration Statement"), covering the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of the Fund (the "Shares").

         As counsel to the Fund, we have examined such documents and reviewed such questions of law as we deem appropriate. On the basis of such examination and review, it is our opinion that the Shares have been duly authorized and, when issued, sold and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading "Counsel" in the Statement of Additional Information filed as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.

                                                 Very truly yours,


                                                 /s/Fulbright & Jaworski L.L.P.